UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2019

Endurance International Group Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001- 36131	46-3044956
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10 Corporate Drive, Suite 300 Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 852-3200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02.	Results of Operations and Financial Condition

On February 7, 2019, Endurance International Group Holdings, Inc. (the “Company”) issued a press release announcing certain financial results and other information for the quarter and full year ended December 31, 2018. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information reported under Item 2.02 in this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Director

On February 6, 2019, the Board of Directors (the “Board”) of the Company, acting on the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Andrea J. Ayers to the Board. Ms. Ayers brings extensive leadership and operating experience and expertise in customer management from nearly 30 years at Convergys Corporation, most recently as president and chief executive officer, a position she held from October 2012 until SYNNEX Corporation’s acquisition of Convergys in October 2018. Prior to that role, Ms. Ayers was the president of Convergys Customer Management Group Inc. from 2008 to 2012 and the chief operating officer of Convergys Management Group Inc. from 2010 to 2012. Ms. Ayers also serves on the board of directors of Stanley Black & Decker, Inc.

In order to elect Ms. Ayers, the Board increased the size of the Board from nine members to ten, and elected Ms. Ayers to fill the newly created vacancy. In connection with her appointment to the Board, Ms. Ayers entered into the Company’s standard form of indemnification agreement. Ms. Ayers has not been appointed to any committee of the Board.

2019 Management Incentive Plan

On February 5, 2019, the Compensation Committee of the Board (the “Compensation Committee”) of the Company adopted the 2019 Management Incentive Plan (the “2019 MIP”), a cash-based incentive compensation plan pursuant to which eligible Company employees, including named executive officers, are eligible for an annual bonus.

Eligible employees may earn annual bonuses under the 2019 MIP based on the achievement by the Company of pre-established targets for GAAP Revenue (weighted 50%) and Adjusted EBITDA (weighted 50%) for the year ending December 31, 2019. GAAP Revenue and Adjusted EBITDA are as reported and defined in the Company’s public filings.

The Company’s percentage achievement of the target for each of the GAAP Revenue and Adjusted EBITDA metrics will be evaluated separately, weighted, and then added together, and the bonus pool will be funded at the resulting combined percentage. In order for the GAAP Revenue metric to contribute to the bonus pool funding, the Company must achieve approximately 98% of the GAAP Revenue target, and in order for the Adjusted EBITDA metric to contribute to the bonus pool funding, the Company must achieve approximately 94% of the Adjusted EBITDA target. Achievement of 100% of the target for each metric will equate to 100% funding of the bonus pool. If the Company exceeds one or both metric targets, the bonus pool may be funded at a level up to 125%, depending upon the level of overachievement.

If the bonus pool is funded, individual bonuses will be calculated based upon the bonus pool funding percentage and each individual’s eligible earnings, target bonus percentage, and individual performance.

All payments and bonus pool funding are at the discretion of the Board of Directors. The Board of Directors or the Compensation Committee may make adjustments to achievement of performance metrics and payout levels under the 2019 MIP to address the impact of any mergers, acquisitions or other unexpected activities, developments, trends or events. In addition, achievement of the performance metrics may include or exclude any of the following events that occur during the performance year: any reorganization or restructuring transactions; extraordinary nonrecurring items; and significant acquisitions or divestitures.

The foregoing summary of the terms of the 2019 MIP is qualified in its entirety by reference to the 2019 MIP, which the Company plans to file as an exhibit to its Form 10-Q for the quarter ending March 31, 2019.

Item 9.01.	Financial Statements and Exhibits

(d) The following exhibit relating to Item 2.02 shall be deemed to be furnished and not filed:

99.1	Press release issued by Endurance International Group Holdings, Inc. on February 7, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Date: February 7, 2019	/s/ Marc Montagner
(Signature)
Name: Marc Montagner Title: Chief Financial Officer